Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
[FOR IMMEDIATE RELEASE]
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Amendment to Consent Solicitation

ALICE, TEXAS – February 2, 2009 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that it is amending the terms of its previously announced consent solicitation with respect to the 11% Senior Secured Notes due 2015 (the “Notes”) issued by two of its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. The purpose of the modifications to the proposed amendments described in the Consent Solicitation Statement dated January 22, 2009 (the “Statement”) is to make certain terms of the proposed amendments more favorable to holders of the Notes.

All other terms of the consent solicitation remain unchanged. Holders of the Notes who have already properly delivered their consents do not need to deliver new consents. Holders wishing to submit consents may use the Letter of Consent provided with the Statement by following the procedures set forth therein.

For a complete statement of the terms and conditions of the consent solicitation and of the proposed amendments to the indenture governing the Notes, holders of the Notes should refer to the Statement and the Amendment to the Statement dated February 2, 2009 (the “Amendment”).

Questions regarding the consent solicitation may be directed to Jefferies and Company, Inc., at (203) 708-5831 or toll-free at (888) 708-5831. Wells Fargo Bank, National Association is serving as Tabulation Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Statement, the Amendment or the related solicitation documents should be directed to the Tabulation Agent at Wells Fargo Bank, National Association, 625 Marquette Avenue, Minneapolis, MN 55402, Telephone: (612) 667-6245.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Mexico.